Phillips 66 Reports Second-Quarter Earnings of $496 Million (Adjusted Earnings of $499 Million)

Exhibit 99.1

Phillips 66 Reports Second-Quarter Earnings of $496 Million
or $0.93 Per Share
Adjusted earnings of $499 million or $0.94 per share

Highlights

•	Refining achieved 100 percent utilization

•	Strong Marketing sales volumes and margins

•	Improved Chemicals margins

•	Cash from operations of $1.2 billion

•	Cash proceeds of $656 million from Phillips 66 Partners equity offering

•	Increased quarterly dividend by 12.5 percent

HOUSTON, July 29, 2016 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces second-quarter earnings of $496 million, compared with $385 million in the first quarter of 2016. Adjusted earnings were $499 million, an increase of $139 million from the last quarter.

"We operated well during the quarter and delivered industry-leading safety performance," said Greg Garland, chairman and CEO of Phillips 66. "Refining ran at record utilization rates, Chemicals successfully completed major turnarounds, and DCP Midstream had improved results. We experienced increased demand across our businesses."

"During the quarter, we generated $1.8 billion in cash from our operations and a PSXP equity offering. We reinvested $620 million into our businesses and returned $570 million of capital to shareholders through dividends and share repurchases. In addition, during the quarter we raised our quarterly dividend 12.5 percent, our sixth increase since the formation of our company," said Garland.

Phillips 66 Reports Second-Quarter Earnings of $496 Million (Adjusted Earnings of $499 Million)

Midstream

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q2 2016	Q1 2016	Q2 2016	Q1 2016
Transportation	$65	72	65	72
NGL	(17)	(11)	(17)	(11)
DCP Midstream	(9)	4	(9)	(21)
Midstream	$39	65	39	40
* Excludes special items.

Midstream's second-quarter earnings were $39 million, compared with $65 million in the first quarter of 2016. The first-quarter Midstream earnings included a net benefit of $25 million from special items, primarily related to proceeds from a favorable legal settlement at DCP Midstream, LLC (DCP Midstream).

Midstream's second-quarter adjusted earnings were $39 million, in line with the first quarter of 2016. The second-quarter results were impacted by planned maintenance, losses from the timing of seasonal propane and butane storage, project expenses related to the Freeport LPG Terminal and lower earnings from the Rockies Express Pipeline joint venture. These items were largely offset by higher fractionation and transportation volumes, as well as improved results from DCP Midstream.

For the second quarter, the company’s equity investment in DCP Midstream had a loss of $9 million, compared with a $21 million adjusted loss in the prior quarter. Results benefited from improved commodity prices, improved asset performance, favorable contract restructuring efforts and cost reduction initiatives.

Chemicals

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q2 2016	Q1 2016	Q2 2016	Q1 2016
Olefins and Polyolefins (O&P)	$170	145	170	145
Specialties, Aromatics and Styrenics (SA&S)	25	16	25	16
Other	(5)	(5)	(5)	(5)
Chemicals	$190	156	190	156
* Excludes special items.

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals' second-quarter earnings were $190 million, compared with $156 million in the first quarter of 2016.

During the second quarter, CPChem's Olefins and Polyolefins business contributed $170 million to Phillips 66's Chemicals earnings. This was an increase of $25 million compared with the prior quarter, primarily due to higher polyethylene sales prices and margins. Equity earnings were also up due to improved margins. Global utilization for O&P was 91 percent, reflecting planned maintenance, compared with 93 percent in the first quarter.

CPChem's Specialties, Aromatics and Styrenics business contributed $25 million of earnings in the second quarter, an increase of $9 million from the prior quarter. The increase was primarily from improved earnings at CPChem's SA&S equity affiliates due to higher sales prices.

Phillips 66 Reports Second-Quarter Earnings of $496 Million (Adjusted Earnings of $499 Million)

Refining

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q2 2016	Q1 2016	Q2 2016	Q1 2016
Refining	$149	86	152	86
* Excludes special items.

Refining's second-quarter earnings were $149 million, compared with $86 million in the first quarter of 2016. Refining earnings in the second quarter of 2016 included a net charge of $3 million from special items, primarily related to a long-term logistics commitment, partially offset by a favorable U.K. tax settlement.

Refining's adjusted earnings were $152 million in the second quarter, compared with $86 million in the first quarter of 2016. The increase in adjusted earnings was largely driven by increased volumes. Phillips 66’s worldwide refining operations achieved 100 percent crude utilization, compared with 94 percent in the first quarter. Despite higher worldwide market crack spreads, realized margins were flat compared to the prior quarter primarily due to lower clean product differentials and lower secondary product margins due to rising crude prices.

Turnaround costs for the second quarter were $69 million. Phillips 66's worldwide clean product yield was 84 percent in the second quarter, compared with 82 percent in the first quarter.

Marketing and Specialties

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q2 2016	Q1 2016	Q2 2016	Q1 2016
Marketing and Other	$199	162	199	162
Specialties	30	43	30	43
Marketing and Specialties	$229	205	229	205
* Excludes special items.

Marketing and Specialties (M&S) second-quarter earnings were $229 million, compared with $205 million in the first quarter of 2016.

Earnings for Marketing and Other were $199 million, an increase of $37 million from the prior quarter. The increase in earnings was largely due to improved international retail margins and higher domestic marketing volumes reflecting improved seasonal demand. Refined product exports in the second quarter were 174,000 barrels per day (BPD), versus 126,000 BPD in the prior quarter.

Phillips 66’s Specialties businesses generated earnings of $30 million during the second quarter. The $13 million decrease from the prior quarter was mainly due to narrower base oil margins.

Phillips 66 Reports Second-Quarter Earnings of $496 Million (Adjusted Earnings of $499 Million)

Corporate and Other

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q2 2016	Q1 2016	Q2 2016	Q1 2016
Corporate and Other	$(111)	(127)	(111)	(127)
* Excludes special items.

Corporate and Other’s second-quarter net costs were $111 million, compared with $127 million in the first quarter of 2016. The $16 million improvement was primarily due to reduced environmental accruals and lower taxes.

Financial Position, Liquidity and Return of Capital

During the second quarter, Phillips 66 generated $1.2 billion of cash from operations. Excluding working capital impacts, operating cash flow was $560 million. Working capital changes were primarily driven by increases in commodity prices and the timing of Marketing receipts. Capital expenditures and investments totaled $620 million.

Phillips 66 returned $571 million to shareholders during the quarter, consisting of $329 million in dividends and the repurchase of 3 million shares of common stock for $242 million. Since July 2012, the company has returned $12.3 billion to shareholders in the form of dividends, share repurchases and share exchange. Phillips 66 ended the quarter with 523 million shares outstanding.

As of June 30, 2016, cash and cash equivalents were $2.2 billion and debt was $8.9 billion, including $1.1 billion of debt at Phillips 66 Partners (PSXP). The company's consolidated debt-to-capital ratio and net-debt-to-capital ratio were 27 percent and 22 percent, respectively.

Strategic Update

Phillips 66 continues to evaluate its portfolio of assets and opportunities to ensure investments deliver value.

CPChem's world-scale U.S. Gulf Coast Petrochemicals Project is approximately 80 percent complete, with startup expected in the second half of 2017. This project consists of an ethane cracker and related polyethylene facilities that will increase CPChem's global ethylene and polyethylene capacity by approximately one-third.

In Refining, progress continues on several high-return projects. The Wood River Refinery has debottlenecking and yield improvement projects that are scheduled for completion in the third quarter. The Billings Refinery is increasing its heavy Canadian crude run ability to 100 percent. This project is expected to be complete in the first half of 2017, while the Bayway Refinery is undergoing an FCC modernization to increase gasoline yield, expected in 2018.

In Midstream, the Freeport LPG Export Terminal is nearing completion. The project is on budget with startup expected by year-end.

Phillips 66 continues to invest in its Beaumont Terminal, the largest terminal in the company's portfolio. The terminal has 3.2 million barrels of new storage capacity under construction; 2 million barrels of additional crude storage are expected to be in service by year-end and 1.2 million barrels of additional product storage are expected to be in operation by mid-2017.

Phillips 66 Reports Second-Quarter Earnings of $496 Million (Adjusted Earnings of $499 Million)

In May 2016, Phillips 66 contributed the remaining 75 percent interest in the Sweeny fractionator and associated NGL storage caverns along with the Standish Pipeline to PSXP for total consideration of $775 million. Transaction consideration consisted of the Partnership assuming $675 million of notes payable to Phillips 66 and the company's receipt of $100 million in newly issued PSXP units. PSXP used the net proceeds of $656 million from a public unit offering to repay debt assumed.

Phillips 66 is participating in joint ventures to develop the approximately 470,000 BPD Dakota Access Pipeline (DAPL) and Energy Transfer Crude Oil Pipeline (ETCOP) projects. Phillips 66 has a 25 percent interest in these joint ventures. The pipeline projects remain on schedule and are expected to be ready for service by the end of 2016.

Phillips 66 Reports Second-Quarter Earnings of $496 Million (Adjusted Earnings of $499 Million)

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s second-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2016			2015
	Q2	Q2 YTD	Q1	Q2	Q2 YTD
Midstream	$39	104	65	(78)	(11)
Chemicals	190	346	156	295	498
Refining	149	235	86	604	1,142
Marketing and Specialties	229	434	205	314	618
Corporate and Other	(111)	(238)	(127)	(123)	(248)
Phillips 66	$496	881	385	1,012	1,999

Adjusted Earnings
	Millions of Dollars
	2016			2015
	Q2	Q2 YTD	Q1	Q2	Q2 YTD
Midstream	$39	79	40	48	115
Chemicals	190	346	156	295	498
Refining	152	238	86	604	1,099
Marketing and Specialties	229	434	205	182	376
Corporate and Other	(111)	(238)	(127)	(127)	(252)
Phillips 66	$499	859	360	1,002	1,836

Phillips 66 Reports Second-Quarter Earnings of $496 Million (Adjusted Earnings of $499 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $50 billion of assets as of June 30, 2016. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Rosy Zuklic (investors)	C.W. Mallon (investors)
832-765-2297	832-765-2297
rosy.zuklic@p66.com	c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings, adjusted earnings per share, and operating cash flow excluding working capital impacts. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that don't reflect the core operating results of our businesses in the current period.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Second-Quarter Earnings of $496 Million (Adjusted Earnings of $499 Million)

	Millions of Dollars
	Except as Indicated
	2016			2015
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Earnings to Adjusted Earnings

Consolidated Earnings	$496	385	881	1,012	1,999
Pre-tax adjustments:
Impairments by equity affiliates	—	6	6	194	194
Pending claims and settlements	—	(45)	(45)	—	—
Certain tax impacts	—	—	—	(5)	(5)
Asset dispositions	—	—	—	(132)	(250)
Recognition of deferred logistics commitments	30	—	30	—	—
Tax impact of adjustments*	(27)	14	(13)	(67)	(102)
Adjusted earnings	$499	360	859	1,002	1,836

Earnings per share of common stock (dollars)	$0.93	0.72	1.65	1.84	3.63
Adjusted earnings per share of common stock (dollars)	$0.94	0.67	1.61	1.83	3.33

Midstream Earnings (loss)	$39	65	104	(78)	(11)
Pre-tax adjustments:
Pending claims and settlements	—	(45)	(45)	—	—
Impairments by equity affiliates	—	6	6	194	194
Tax impact of adjustments*	—	14	14	(68)	(68)
Adjusted earnings	$39	40	79	48	115

Refining Earnings	$149	86	235	604	1,142
Pre-tax adjustments:
Asset dispositions	—	—	—	—	(8)
Recognition of deferred logistics commitments	30	—	30	—	—
Tax impact of adjustments*	(27)	—	(27)	—	(35)
Adjusted earnings	$152	86	238	604	1,099

Marketing and Specialties Earnings	$229	205	434	314	618
Pre-tax adjustments:
Asset dispositions	—	—	—	(132)	(242)
Tax impact of adjustments*	—	—	—	—	—
Adjusted earnings	$229	205	434	182	376

Corporate and Other Earnings (loss)	$(111)	(127)	(238)	(123)	(248)
Pre-tax adjustments:
Certain tax impacts	—	—	—	(5)	(5)
Tax impact of adjustments*	—	—	—	1	1
Adjusted earnings (loss)	$(111)	(127)	(238)	(127)	(252)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 38 percent. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

Phillips 66 Reports Second-Quarter Earnings of $496 Million (Adjusted Earnings of $499 Million)

Millions of Dollars
Q2 2016
Cash Flows from Operating Activities

Net Cash Provided by Operating Activities, excluding working capital	$560
Changes in working capital	595
Net Cash Provided by Operating Activities	$1,155

Millions of Dollars
Q2 2016
Debt-to-Capital Ratio

Total Debt	$8,862
Total Equity	24,066
Debt-to-Capital Ratio	27%

Total Cash	$2,232
Net-Debt-to-Capital Ratio	22%